Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-35760, 333-71839, 333-91345, 333-68958, 333-107692, 333-112615 and 333-148011) and Form S-3 (Nos. 333-18385, 33-60071, 333-71797 and 333-96173) of Sara Lee Corporation of our report dated 1 March 2012 relating to the combined financial statements of the International Coffee and Tea Operations of Sara Lee Corporation which appears in the Form F-1/A of D.E MASTER BLENDERS 1753 B.V., which is incorporated by reference in this Current Report on Form 8-K of Sara Lee Corporation dated 17 April 2012.

PricewaterhouseCoopers Accountants N.V.

Amsterdam, The Netherlands

17 April 2012

/s/ Huub C. Wüst RA